FORM 8–K  —  CURRENT REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2004

TEKNOWLEDGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14793	94-2760916
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Embarcadero Road, Palo Alto, California 94303

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 424-0500

ITEM 5.  OTHER EVENTS

The following announcement of earnings for the quarter ended March 31, 2004 was released on May 17, 2004:

TEKNOWLEDGE REPORTS 2004 FIRST QUARTER RESULTS

2004 Q1 Commercial Revenues Grow 51% over Q1 2003; Partially Offset by Decrease in Contract R&D

PALO ALTO, Calif.—May 17, 2004—Teknowledge Corporation (NASDAQ-SC: TEKC), a leading provider of software and services to transform business data into value, reports financial results for the first quarter ended March 31, 2004. Revenue for the quarter was $2,159,000 compared to $3,069,000 in the first quarter of 2003. The loss in the first quarter of 2004 was ($514,000), or ($0.09) per diluted share, compared to net income of $187,000 or $0.03 per diluted share in the year-earlier quarter. The first quarter 2004 net loss number includes approximately $553,000 for the amortization of software development costs for TekPortal add-on product development.

Commercial revenues rose 51% to $877,000 from $581,000 in the first quarter of 2003, reflecting continued strong customer interest in Teknowledge’s TekPortal® products and services. The Company expects a rise in commercial revenues during the second quarter as customer demand accelerates in response to the Company’s latest new product offerings. Government revenues fell to $1,280,000 from $2,488,000 in the first quarter of 2003. The Company said government revenues are expected to improve during 2004, due to new opportunities that are either in the pipeline or have recently begun.

President and CEO Neil Jacobstein commented: “The commercial results reflect the costs of new business development without the concurrent software license benefits in the same quarter. We believe that we will see those benefits kick in during the second quarter and continue for the rest of 2004. We have a very competitive set of Aggregation, ACH Transfers, and OFX Server modules in the TekPortal eFinance Suite. We wouldn’t have made investments in the TekPortal products unless we expected them to pay off. We are working with several large financial service providers to deliver TekPortal capabilities to mainstream banks and financial institutions.”

Jacobstein continued: “Our government segment is transitioning between older contract projects, and new areas of focus. We are developing new government R&D contract business along two main lines: cyber security and semantic knowledge processing, including embedded tutoring systems. We expect these areas to grow as new contracts become available. The other big opportunity for growing the government business is in applications contracts that focus on the delivery of advanced, but current software capabilities vs. longer term R&D. Teknowledge has the core competencies to deliver these capabilities and to grow its government business significantly in the years ahead.”

During the first quarter of 2004, Teknowledge reported several events from which it expects positive impacts on sales and earnings going forward. In March 2004, it announced the general availability of its Version 3.1 TekPortal ACH Transfers module, part of the TekPortal eFinance Suite of products including Account Aggregation, OFX Server, and ACH Transfers. TekPortal is now being used by over 70 financial institutions, including two top-10 U.S. banks, and three of the largest bank service providers in the US, including Fiserv® and NCR.

In February, Teknowledge announced a new $4.3 million classified subcontract for work under the Defense Advanced Research Projects Agency (DARPA) related to national security.

About Teknowledge

Teknowledge Corporation (Nasdaq SmallCap:TEKC) provides advanced software and services to transform business data into value. Teknowledge’s TekPortal® is the largest selling financial account aggregation software licensed worldwide. Teknowledge has extensive Internet banking product and service experience, and is a prime contractor for R&D in Internet security, web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including nine software patents.

More information about Teknowledge may be found at www.teknowledge.com.

NOTE: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, expectations regarding the future demand for the Company’s products and services in 2004, as well as overall demand, market acceptance, and anticipated revenue and profitability from both current and planned products and services, including contract R&D, commercial products or services, and litigation and license opportunities related to the Company’s IP. All forward-looking statements involve risk and uncertainties as outlined in detail in the Company’s reports filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward-looking statements contained herein.

TEKNOWLEDGE CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Mar. 31 2004	Dec. 31 2003

Assets	(unaudited)

Cash and cash equivalents	$1,690	$1,045
Receivables and unbilled charges	1,571	1,815
Other assets	140	141
Deferred tax asset, short-term	768	768
Capitalized software, net	3,946	4,156
Equipment and improvements, net	109	126

Total assets	$8,224	$8,051

Liabilities and stockholders' equity
Accounts payable	$997	$1,107
Accrued payroll & related liabilities	789	912
Line of credit	960	960
Current portion of note payable	500	-
Other accrued liabilities	819	900
Long-term note payable	500	-
Stockholders' equity	3,659	4,172

Total liabilities and stockholders' equity	$8,224	$8,051

TEKNOWLEDGE CORPORATION

Unaudited Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended Mar. 31,
	2004	2003

Revenues	$2,159	$3,069
Costs and expenses	2,660	2,868

Operating income (loss)	(501)	201
onoperating income (loss)	(13)	(14)

Income (loss) before tax	(514)	187
Provision for income tax	-	-

Net income (loss)	(514)	187

Diluted net income (loss) per share	$(0.09)	$0.03

Shares used in computing diluted
net income (loss) per share	5,736	5,720

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teknowledge Corporation
(Registrant)

Date: May 17, 2004	by: /s/ Dennis A. Bugbee
Dennis A. Bugbee, Vice President Finance, Chief Financial Officer